Exhibit 10.5

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment and Assumption Agreement”) is made and entered into as of September     , 2008, by and between Nomura Holdings Inc. (on behalf of itself and the entities that are its Affiliates (as defined in the BarCap TSA) listed in Schedule 2 to the Nomura Purchase Agreement, as same may be amended or supplemented from time to time) (“Nomura” and each a “Purchaser”), and Lehman Brothers Holdings Inc., a Delaware corporation (“LBHI”).

WHEREAS, LBHI is a party to that certain Transition Services Agreement dated as of September 22, 2008 (the “BarCap TSA”), by and between LBHI and Barclays Capital Inc. (“BarCap”), pursuant to which, among other things, (i) BarCap agreed to provide, or cause to be provided, to LBHI (and its Affiliates as defined in the BarCap TSA as of the date thereof) (collectively, the “LBHI Entities”), certain services, use of facilities and other assistance on a transitional basis and (ii) LBHI agreed to provide, or cause to be provided, to BarCap (and its Affiliates as defined in the BarCap TSA as of the date thereof) certain services, use of facilities and other assistance on a transitional basis;

WHEREAS, Nomura is a party to that certain International Asset Sale Agreement dated as of September     , 2008 (the “Nomura Purchase Agreement”), by and among the HK Insolvency Officers, the Singapore Insolvency Officers, the Australian Insolvency Officers, the Sellers listed in Schedule 1 thereto (the “Sellers”) and the Purchasers listed in Schedule 2 thereto (the “Purchasers”), whereby the Sellers agreed to sell all of the Sale Assets and the Purchasers agreed to purchase all of the Sale Assets and make offers of employment to the Transferred Employees (which assets and employees, for the avoidance of doubt, do not include (i) the assets and employees of the IMD Business, as such term is defined in the BarCap TSA, nor (ii) the assets or employees of Lehman Brothers Holdings plc, Lehman Brothers Limited, LB UK RE Holdings Limited or Lehman Brothers International (Europe); nor (iii) any assets or employees of BarCap pursuant to the Asset Purchase Agreement, dated as of September 16, 2008, between LBHI, Lehman Brothers Inc., LB 745 LLC and BarCap (as amended and supplemented, and together with any other agreements executed among such parties, the “BarCap Purchase Agreement”));

WHEREAS, pursuant to Section 9.10(a)(i)(B) of the BarCap TSA, LBHI has the right to assign the LBHI Entities’  rights and obligations under the BarCap TSA, in whole or in part, to certain acquirers of the Retained LBHI Business (as such term is defined in the BarCap TSA), which, the parties agree for the purposes of this Assignment and Assumption Agreement, includes the Sale Assets and the Transferred Employees;

WHEREAS, for purposes of this Assignment and Assumption Agreement, each party agrees that the LBHI Entities shall be deemed to include the Sellers even if there is ambiguity regarding the fact that such Sellers could be construed as no longer being under the “control” of LBHI due to the appointment of liquidators or provisional liquidators; and

WHEREAS, the parties hereto desire to execute this Assignment and Assumption Agreement to evidence (i) the assignment from LBHI to the Purchasers of all rights, title and interests under the BarCap TSA solely as such relate to the LBHI Entities which are transferring assets to the Purchasers and which employed the Transferred Employees prior to the date of the Nomura Purchase Agreement (the “Assigned Rights”, provided that, for the avoidance of doubt, the rights with respect to assets and liabilities that have not been transferred under the Nomura Purchase Agreement shall not be deemed part of the Assigned Rights), and (ii) the Purchasers’ assumption of the obligations under the BarCap TSA solely as such relate to the LBHI Entities which are transferring assets to the Purchasers and which employed the Transferred Employees prior to the date of the Nomura Purchase Agreement (the “Assumed Obligations”).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Capitalized Terms.  Except as otherwise provided herein, all capitalized terms used and not defined herein (including the recitals hereto) shall have the respective meanings assigned to such terms in the Nomura Purchase Agreement.

2.             Commencement.  This Assignment and Assumption Agreement shall be conditional upon execution of the Nomura Purchase Agreement, and shall come into effect with respect to the Assumed Obligations and Assigned Rights in relation to a particular LBHI Entity upon completion of the sale of the transferred assets or transfer of employees of such LBHI Entity under the Nomura Purchase Agreement; provided that the assignments hereunder shall constitute one single assignment for the purposes of Section 9.10(b) of the BarCap TSA, but that to the extent that an assignment for a particular LBHI Entity (x) takes place after 15 October 2008 or, if such assignment is deferred past such date due to pending regulatory or legal approvals, after 10 November 2008, or (y) involve businesses outside of Asia, Australia or the investment banking business in India, then such assignment shall count as a separate assignment for the purposes of Section 9.10(b) of the BarCap TSA.  For the avoidance of doubt, the LBHI Entities will require any assignee or purchaser of the non-investment banking businesses in India (including the service business, or the assets or employees thereof) to assume the obligation to continue to provide Services to the Recipient(s) (as such terms are defined in the BarCap TSA) pursuant to the terms and conditions of the BarCap TSA as a condition to such assignment or purchase.  LBHI further agrees to assign its rights under the Barcap TSA with respect to Services to such businesses to such assignee or purchaser, subject to and in accordance with the terms and conditions of the BarCap TSA, as a condition to such assignment or purchase.

3.             Additional Purchasers.  The parties acknowledge that Nomura may, on or before Completion, nominate additional Purchasers under the Nomura Purchase Agreement that are Affiliates.  Nomura shall procure that each additional Purchaser executes an assignment and assumption agreement in substantially the same form as this Assignment and Assumption Agreement.  All Purchasers under the Nomura Purchase Agreement and their Affiliates shall together count as a single assignee for the purposes of this Assignment and Assumption Agreement and Section 9.10(b) of the BarCap TSA.

4.             Assignment.  In accordance with and subject to the terms of the Nomura Purchase Agreement and the BarCap TSA, LBHI hereby conveys, transfers, assigns and delivers to the

Purchasers and their Affiliates (together counting as a single assignment for the purposes of section 9.10(b) of the BarCap TSA), all of the Assigned Rights.

5.             Acceptance and Assumption.  In accordance with and subject to the terms of the Nomura Purchase Agreement and the BarCap TSA, the Purchasers hereby (i) accept the conveyance, transfer, assignment and delivery of the Assigned Rights, and (ii) expressly succeed to, are substituted for, and accept, assume and undertake to pay, perform and discharge all of the Assumed Obligations and each hereby covenants to BarCap their observance and performance of the same.

6.             Acknowledgement.  Each party hereto acknowledges the assignment by LBHI of its rights and obligations under the BarCap TSA on the terms and conditions of this Assignment and Assumption Agreement.

7.             No Third Party Beneficiaries.  Nothing in this Assignment and Assumption Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person other than the Purchasers, the LBHI Entities, and BarCap and their respective and permitted successors and assigns, any remedy or claim under or by reason of this Assignment and Assumption Agreement on any terms, covenants or condition hereof, and all the terms, covenants and conditions, promises and agreements in this Assignment and Assumption Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns.

8.             No Modification or Amendment.  This Assignment and Assumption Agreement does not amend or otherwise modify or limit any of the provisions of the Nomura Purchase Agreement or the BarCap TSA (except to the extent of the clarifications of the counting of the number of assignments in section 2 of this Assignment and Assumption Agreement for the purposes of Section 9.10(b) of the BarCap TSA) or the BarCap Purchase Agreement, and (a) in the event of any conflict between the terms of the Nomura Purchase Agreement, and the terms hereof, the Nomura Purchase Agreement shall supersede and control this Assignment and Assumption Agreement in all respects as between the LBHI Entities and Nomura and (b) in the event of any conflict between the terms of the BarCap TSA and the BarCap Purchase Agreement, on one hand, and the terms hereof, on the other hand, the BarCap TSA and BarCap Purchase Agreement shall supersede and control this Assignment and Assumption Agreement in all respects.

9.             Other Confirmations.

(a)           LBHI and Nomura shall jointly cooperate with BarCap, using good faith and reasonable efforts, as may be reasonably requested for BarCap to provide or receive Services to or from either party, including where BarCap needs reasonable guidance on the scope of the Sale Assets and Transferred Employees as distinguished from those Retained LBHI Businesses that are not being acquired by the Purchasers, and including where there are interdependencies among LBHI and the Purchasers as relate to the provision or receipt of Services.

(b)           Except as BarCap may otherwise agree, not to be unreasonably withheld, Nomura agrees to designate a single co-ordinator with overall responsibilities for the co-ordination of its service management and separation activities across the Asian jurisdictions including the investment banking business in India with a view to achieving an efficient and orderly business separation and to act as a central point of liaison for BarCap in relation to the performance of its obligations hereunder.

10.           Miscellaneous.

(a)           Headings.  The section headings used herein are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Assignment and Assumption Agreement.

(b)           Governing Law & Jurisdiction.  This Assignment and Assumption Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws, and subject to Section 9.11 in the BarCap TSA with respect to jurisdiction.

(c)           Counterparts.  This Assignment and Assumption Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(d)           Amendments.  No amendment or modification of this Assignment and Assumption Agreement shall be effective unless it is set forth in writing and signed by each of the parties hereto.

(e)           Notices.  Any notice, request or instruction to be given under or in connection with this Deed shall be in writing and shall be sent by mail, courier or telefax (in the case of telefax, a copy also to be sent by mail) to the addresses as follows:

if to LBHI or to BarCap:	As set out in section 9.05 (Notices) of the BarCap TSA.

if to Nomura:	Nomura Holdings Inc. c/o Nomura International plc Nomura House 1 St Martin’s-le-Grand London EC1A 4NP Fax: (44 20) 7521 2121

Attention: General Counsel and Company Secretary

with a copy to	[ ]

Each party may at any time change its address by giving notice to the other parties, as the case may be, in the manner described in section 9.05 of the BarCap TSA.

(f)            Successors and Assigns.  This Assignment and Assumption Agreement is executed by, and shall be binding upon, the parties hereto and their respective successors and assigns for the uses and purposes above set forth and referred to, as of the date hereof, provided that the foregoing shall not be interpreted to contravene any limitations on assignment pursuant to the BarCap TSA.

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IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption Agreement to be duly executed and delivered as of the date first written above.

LEHMAN BROTHERS HOLDINGS INC.

		By:	/s/ James P. Fogarty
Name: James P. Fogarty
Title: Executive Vice President

NOMURA HOLDINGS INC.

		By:	/s/ Takumi Shibata
Name:
Title:

Accepted and Agreed:

BARCLAYS CAPITAL INC.

By:	/s/ Gerard S. LaRocca
Name: Gerard S. LaRocca
Title: CEO